Exhibit 99(d)(5)

Dated 10 December 1998

SOCIÉTÉ EUROPÉENNE DES SATELLITES S.A.

and

CHINA INTERNATIONAL TRUST AND INVESTMENT CORPORATION

and

BOWENVALE LIMITED

and

ABLE STAR ASSOCIATES LIMITED

and

SES FINANCE S.A.

SHAREHOLDERS’ AGREEMENT

relating to BOWENVALE LIMITED

This Agreement is made the 10th day of December One thousand nine hundred and ninety-eight

Between:

(1)	SOCIÉTÉ EUROPÉENNE DES SATELLITES S.A., a company incorporated in Luxembourg whose registered office is situated at L-6815 Château de Betzdorf, Luxembourg (“SES”);

(2)	CHINA INTERNATIONAL TRUST AND INVESTMENT CORPORATION, an enterprise organised and existing under the laws of the People’s Republic of China, and having its registered office at Capital Mansion, 6 Xinyuan Nan Road, Chaoyang District, Beijing, 100004, People’s Republic of China (“CITIC”);

(3)	BOWENVALE LIMITED, a company incorporated in the British Virgin Islands whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Company”);

(4)	ABLE STAR ASSOCIATES LIMITED a company incorporated in the British Virgin Islands whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Able Star”); and

(5)	SES FINANCE S.A., a company incorporated in Luxembourg whose registered office is at L-6815 Château de Betzdorf, Luxembourg (“SES Finance”).

Whereas:-

(A)	The Company was incorporated in the British Virgin Islands on 28 March 1996 and at the date hereof has an authorised share capital of HK$26,890,500 divided into 268,905,000 ordinary shares of HK$0.10 each.

(B)	Pursuant to a Share Sale and Purchase Agreement of even date, SES Finance agreed to purchase 95,071,670 ‘A’ Shares from The Western Telegraph Company Limited (a wholly owned subsidiary of Cable and Wireless plc) and 38,036,305 ‘C’ Shares from Dontech Limited (a wholly owned subsidiary of HWL), and Able Star (a wholly owned subsidiary of CITIC) agreed to purchase 16,968,330 ‘A’ Shares from The Western Telegraph Company Limited and 6,788,695 ‘C’ Shares from Dontech Limited.

(C)	Upon the completion of the said purchases, SES Finance and Able Star will hold 133,107,975 Shares and 135,797,025 Shares respectively, representing 49.5 per cent. and 50.5 per cent. of the issued shares of the Company.

(D)	The Company’s only asset is a shareholding of 268,905,000 ordinary shares of AsiaSat.

(E)	SES and CITIC have agreed that their respective rights as direct or indirect shareholders of the Company and in respect of their indirect holdings in AsiaSat shall be regulated by the provisions of this Agreement and the Memorandum and Articles and the Company has agreed with SES and CITIC to comply with such of the matters herein contained as relate to the Company.

1	Interpretation

1.1	In this Agreement (including the Recitals), unless the context otherwise requires, the following words and expressions shall have the following meanings:

‘A’ Shares means ‘A’ shares in the issued share capital of the Company;

‘A’ Shareholders means the persons registered from time to time as the holder(s) of ‘A’ Shares;

acting in concert has the same meaning as in the Code;

affiliate means, with respect to any person, any person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such person, provided that no person shall be an affiliate of CITIC merely by virtue of being owned or controlled by the PRC or the government thereof;

agreed terms means in relation to any document such document in the terms agreed between the parties and signed by the parties for the purposes of identification;

AsiaSat means Asia Satellite Telecommunications Holdings Limited, a company incorporated with limited liability in Bermuda and listed on the Stock Exchange and the NYSE;

AsiaSat Board means the board of directors of AsiaSat;

AsiaSat Director means a director of AsiaSat;

AsiaSat Shares means shares in the issued share capital of AsiaSat;

AsiaSat Voting Rights means the voting rights for the time being and from time to time conferred by AsiaSat Shares and references to “the Company’s AsiaSat Voting Rights” are references to the voting rights conferred by the AsiaSat Shares held by the Company for the time being and from time to time;

Associate means, in relation to any Shareholder, any body corporate or other entity of or in relation to which such Shareholder or any of its subsidiaries owns or controls (directly or indirectly) 20 per cent. or more of the voting share capital (or equivalent right of ownership) or is entitled (directly or indirectly) to 20 per cent. or more of the net profits and/or net assets;

Attributable AsiaSat Shares means, in relation to a Class, those AsiaSat Shares which are attributable to such Class;

‘B’ Shares means ‘B’ shares in the issued share capital of the Company;

‘B’ Shareholders means the persons registered from time to time as the holder(s) of ‘B’ Shares;

Board means the board of directors of the Company;

business day means a day (other than a Saturday or a Sunday) on which banks are ordinarily open for business in Hong Kong;

‘C’ Shares means ‘C’ shares in the issued share capital of the Company;

‘C’ Shareholders means the persons registered from time to time as the holder(s) of ‘C’ Shares;

Charge of Shares means the deed of charge of shares, in the agreed terms, proposed to be executed on the Completion Date by SES Finance and Able Star;

Class means any of the three classes of issued Shares in the Company (the ‘X’ Ordinary Shares, the ‘Y’ Ordinary Shares and the Special Shares) authorised after the adoption of the Memorandum and Articles by the Company pursuant to Clause 3.2.4 or, as the context requires, the holders of the Shares of the relevant class;

Completion Date means the date on which the completion of the sales and purchases contemplated by the Share Sale and Purchase Agreement takes place;

Code means the Hong Kong Code on Takeovers and Mergers (as amended from time to time);

Credit Agreement means the U.S.$40,515,856.50 loan agreement dated the date hereof made between Able Star and SES Finance;

Director means a director of the Company;

Disposal includes making any sale, assignment, exchange, transfer or other dealing with, or creating any Encumbrance, or granting any option or right or beneficial interest whatsoever, or any agreement for any of the same and “to Dispose” shall be construed accordingly;

Encumbrance means any claim, charge, mortgage, security, pledge, lien, option, equity, power of sale or hypothecation;

Exchange Act means the United States Securities Exchange Act of 1934, as amended;

holding company means in relation to any body corporate or other entity, any person of or in relation to which such body corporate or other entity is a subsidiary;

Listing Rules means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (as amended from time to time);

Memorandum and Articles means the memorandum and articles of association in the agreed terms to be adopted by the Company pursuant to Clause 3.2.4;

NYSE means The New York Stock Exchange;

PRC means The People’s Republic of China;

Qualifying Subsidiary means in relation to CITIC or SES, a subsidiary thereof in relation to which CITIC or SES (as the case may be):

(a)	owns (directly or indirectly) 100 per cent. of the voting share capital (or equivalent right of ownership); and

(b)	is entitled (directly or indirectly) to 100 per cent. of the net profits and net assets;

Reorganisation means, with respect to any company, any issue of shares of such company by way of capitalisation of profits or reserves or rights and any consolidation or sub-division or reduction of capital or other reconstruction or adjustment relating to the share capital of such company (or any shares or securities derived therefrom) and any other amalgamation or reconstruction affecting the share capital of such company (or any shares, stock or securities derived therefrom);

Record Date means, in relation to any dividend or other right from time to time conferred by, or accrued or accruing with respect to, any AsiaSat Shares, the date on or as of which entitlement to such dividend or other right is fixed, as between holders of AsiaSat Shares (by reference to the AsiaSat Shares respectively held by them on that date);

SDI Ordinance means the Securities (Disclosure of Interests) Ordinance (Chapter 396 of the Laws of Hong Kong);

Shares means shares of HK$0.10 in the capital of the Company;

Share Sale and Purchase Agreement means the agreement in the agreed terms relating to the sale and purchase of an aggregate of 156,865,000 Shares entered into on the date hereof by Able Star, Cable and Wireless plc, Hutchison Whampoa Limited, SES Finance, the Company and SES;

Shareholders means the ‘X’ Shareholder and/or the ‘Y’ Shareholder and/or the Special Shareholder from time to time and as the context requires;

Shareholders Entitled means, in relation to any dividend or other right from time to time conferred by, or accrued or accruing with respect to, any AsiaSat Shares held by the Company, the relevant Shareholders entitled to the same on a “pass-through” or “attribution” basis as determined in accordance with Clause 8 and/or (as appropriate) Schedule 1;

Special Share means special shares in the issued share capital of the Company and designated as such pursuant to Clause 3.2;

Special Shareholder means Able Star or any Qualifying Subsidiary of CITIC which holds Special Shares from time to time;

Stock Exchange means The Stock Exchange of Hong Kong Limited;

subsidiary means in relation to any person, any body corporate or other entity directly or indirectly controlled by such person, for which purpose “control” means either ownership of more than 50 per cent. of the voting share capital (or equivalent right of ownership) of such body corporate or other entity or power to direct its policies and management whether by contract or otherwise;

‘X’ Director means any Director appointed by the ‘X’ Shareholder pursuant to Clause 5.2.1;

‘X’ Ordinary Shares means ‘X’ ordinary shares in the issued share capital of the Company and designated as such pursuant to Clause 3.2;

‘X’ Shareholder means Able Star or any Qualifying Subsidiary of CITIC which holds ‘X’ Ordinary Shares from time to time;

‘Y’ Director means any Director appointed by the ‘Y’ Shareholder pursuant to Clause 5.2.1;

‘Y’ Ordinary Shares means ‘Y’ ordinary shares in the issued share capital of the Company and designated as such pursuant to Clause 3.2; and

‘Y’ Shareholder means SES Finance or any Qualifying Subsidiary of SES which holds ‘Y’ Ordinary Shares from time to time;

1.2	unless the context otherwise requires, any reference to a statutory provision shall include such provision as from time to time modified or re-enacted or consolidated so far as such modification or re-enactment or consolidation applies or is capable of applying to any transaction entered into hereunder;

1.3	references to Recitals, Clauses, Schedules and Paragraphs are to recitals, clauses, schedules and paragraphs of this Agreement;

1.4	references to “the other Shareholder” means Able Star or SES Finance, as the context requires;

1.5	references to documents being “in the agreed terms” are to the form of the draft or final or executed version thereof signed for identification by SES Finance and Able Star with such alterations as may be agreed between SES Finance and Able Star but such documents in the agreed terms do not form part of this Agreement;

1.6	the headings are for convenience only and shall not affect the interpretation hereof; and

1.7	unless the context otherwise requires, words importing the singular only shall include the plural and vice versa and references to natural persons shall include bodies corporate.

2	Conditions

2.1	Conditions Precedent

The effectiveness of this Agreement is conditional upon the completion of the Share Sale and Purchase Agreement.

2.2	Lapse of Agreement

If the Share Sale and Purchase Agreement is terminated or otherwise lapses, whether by its terms or by agreement of the parties thereto or otherwise, this Agreement shall lapse and the parties shall have no claims whatsoever against each other in respect of any matter arising from or relating to this Agreement except that Clause 19 shall remain in full force and effect.

3	Structure of the Company

3.1	Meeting of the Board

On the Completion Date, Able Star shall procure the holding of a meeting of the Board and the passing thereat of resolutions:-

3.1.1	approving the transfer of 95,071,670 ‘A’ Shares from the ‘A’ Shareholders to SES Finance and the transfer of 38,036,305 ‘C’ Shares from the ‘C’ Shareholders to SES Finance and the registration of SES Finance as a member of the Company in respect of such Shares;

3.1.2	approving the transfer of 16,968,330 ‘A’ Shares from the ‘A’ Shareholders to Able Star and the transfer of 6,788,695 ‘C’ Shares from the ‘C’ Shareholders to Able Star and the registration of Able Star as the holder of such Shares;

3.1.3	convening a meeting of the Shareholders of the Company immediately following the adjournment of the meeting of the Board for the purposes referred to in Clause 3.2.

3.2	Meeting of the Shareholders of the Company

Upon the calling of the meeting of the Shareholders of the Company the Shareholders shall give consents to short notice in respect of such meeting and shall attend and vote thereat in favour of resolutions (in such form as shall have been previously approved by the Shareholders):

3.2.1	redesignating the 16,968,330 ‘A’ Shares held by Able Star as ‘X’ Ordinary Shares and the 95,071,670 ‘A’ Shares held by SES Finance as ‘Y’ Ordinary Shares;

3.2.2	redesignating all the ‘B’ Shares held by Able Star as ‘X’ Ordinary Shares;

3.2.3	redesignating:

(i)	4,099,645 of the 6,788,695 ‘C’ Shares held by Able Star as ‘X’ Ordinary Shares;

(ii)	the remaining 2,689,050 of the 6,788,695 ‘C’ Shares held by Able Star as Special Shares; and

(iii)	the 38,036,305 ‘C’ Shares held by SES Finance as ‘Y’ Ordinary Shares;

3.2.4	adopting the Memorandum and Articles in substitution for the existing memorandum and articles of association of the Company; and

3.2.5	approving the appointment of the Directors and the Company’s secretary as set out in Clause 5.

3.3	Capital Structure of the Company: three separate classes

The rights and interests of the Shareholders in the assets of the Company (and, specifically, in the AsiaSat Shares held by the Company for the time being and from time to time) will derive from their respective holdings of Shares in the Company. The Shareholders agree that:

3.3.1	the share capital of the Company shall, immediately after the passing of the resolutions referred to in Clause 3.2 above, be divided into three separate classes, ‘X’ Ordinary Shares, ‘Y’ Ordinary Shares and Special Shares;

3.3.2	each Class shall be allocated to the Shareholders (and those of its Qualifying Subsidiaries which may hold Shares in the Company) on the following basis:

Class of Shares	Shareholder (and Qualifying Subsidiaries) to which allocated
‘X’ Ordinary Shares	CITIC
‘Y’ Ordinary Shares	SES
Special Shares	CITIC

3.3.3	each Class shall be entitled to the specific rights provided for in this Agreement and in the Memorandum and Articles.

4	Single Purpose Collective Shareholding Vehicle

4.1	All interests in AsiaSat held through the Company

SES and CITIC agree that all interests of SES and CITIC and/or their respective subsidiaries and Associates in AsiaSat Shares shall be held through the Company. Each of SES and CITIC agrees that neither it nor any of its subsidiaries or Associates will, except with the written consent of the other or as a result of any mandatory offer for AsiaSat made in accordance with the provisions of Clause 14.1, at any time during the continuance of this Agreement, acquire or hold any interest in any AsiaSat Shares other than AsiaSat Shares held from time to time by the Company.

4.2	Single purpose company

SES and CITIC agree that the sole purpose and objective of the Company is to hold AsiaSat Shares and the Company shall have no other assets and no business interests of any other nature whatsoever unless otherwise agreed between the Shareholders.

4.3	Company’s issued share capital to mirror the Company’s underlying holding of AsiaSat Shares

4.3.1	To assist ready identification of attributable underlying interests in AsiaSat Shares and for general administrative convenience, the parties agree that:

(a)	the issued share capital of the Company should (so far as possible) mirror exactly (in terms of the number of Shares in issue) the number of AsiaSat Shares held by the Company for the time being and from time to time; and

(b)	the issued shares of each separate Class should also (so far as possible) mirror exactly (in terms of the number of Shares of the relevant Class in issue) the AsiaSat Shares which are attributable to such Class for the time being and from time to time.

4.4	Manner in which Class rights to be exercised

All class rights conferred by Shares of any particular Class shall be exercisable from time to time by written notice given to the Company signed by or on behalf of the respective Shareholder. Such class rights include:

4.4.1	the right to appoint Directors pursuant to Clause 5.2 and to nominate the Company’s chairman and deputy chairman on a rotating basis pursuant to Clause 5.3;

4.4.2	the right to decide how the Company’s AsiaSat Voting Rights should be exercised from time to time with respect to its Attributable AsiaSat Shares in accordance with Clause 7;

4.4.3	the right to dividends and other rights accruing on or with respect to its Attributable AsiaSat Shares in accordance with Clause 8; and

4.4.4	the right to nominate AsiaSat Directors and certain AsiaSat officers in accordance with Clause 6.

4.5	Company not to be deemed a mere trustee

All AsiaSat Shares held by the Company for the time being and from time to time are and shall be assets of the Company. Nothing in this Agreement shall constitute the Company a trustee of any AsiaSat Shares for or on behalf of any of the Shareholders or any other party.

5	Management and Direction of the Company

5.1	Implementation of this Agreement

The business and affairs of the Company shall be managed by the Board. However, the principal function of the Board shall be to give effect to the provisions and underlying intent of this Agreement. Subject always to legal and/or fiduciary duties of the individual Directors, each Shareholder shall be responsible to the other for ensuring that those Directors appointed by it shall conduct themselves (and generally exercise their rights, powers and discretions as Directors) accordingly.

5.2	The Board of the Company

5.2.1	At all times whilst this Agreement remains in force the parties shall procure that the number of Directors shall be eight (8) and that (subject as otherwise expressly provided herein) each of Able Star (in its capacity as an ‘X’ Shareholder) and SES Finance shall be entitled to appoint and to remove up to four (4) Directors.

5.2.2	Each of Able Star and SES Finance shall be entitled to remove any Director it has appointed pursuant to this Clause 5.2 and to appoint another Director in place of the Director so removed provided that the relevant ‘X’ Shareholder or ‘Y’ Shareholder who removes a Director in this way shall be exclusively responsible for (and shall indemnify the Company against) any resulting or consequential claims for compensation on the part of such Director.

5.2.3	Able Star shall notify SES Finance and the Company at least three business days prior to the Completion Date of the names of the first four ‘X’ Directors.

5.2.4	SES Finance shall notify Able Star and the Company at least three business days prior to the Completion Date of the names of the first four ‘Y’ Directors.

5.3	The chairman and deputy chairman of the Company

5.3.1	The right to nominate the chairman of the Company (who shall be both a Director of the Company and an AsiaSat Director) will rotate on a bi-annual basis (with effect from 1 January in successive periods) between the ‘X’ Shareholder and the ‘Y’ Shareholder in that order, subject to the provisions of Clause 5.3.2 below.

5.3.2	With effect from the Completion Date, the chairman of the Company shall be the person, who will be an ‘X’ Director and whose name shall be notified by Able Star to SES Finance and the Company at least three business days prior to the Completion Date. Such chairman shall be deemed to have been nominated by the ‘X’ Shareholder and shall hold such office until 31 December 2000.

5.3.3	The right to nominate the deputy chairman (who shall be both a Director of the Company and an AsiaSat Director) from time to time shall be the right of the Class which will have the right to nominate the next chairman of the Company after the expiry of the two year period then current for the purposes of Clause 5.3.1.

5.3.4	With effect from the Completion Date the deputy chairman of the Company shall be the person, who will be a ‘Y’ Director and whose name shall be notified by SES Finance to Able Star and the Company at least three business days prior to the Completion Date. Such deputy chairman shall be deemed to have been nominated by the ‘Y’ Shareholder and shall hold such office until 31 December 2000.

5.4	Board meetings

5.4.1	Without prejudice to Clause 5.7, any Director or the secretary (on the requirement of a Director) may convene a meeting of the Board at any time provided that each Director is given at least seven (7) day’s notice of the time, date, place and agenda of such meeting unless all Directors agree to waive such notice. The agenda shall specify in reasonable detail the matters to be discussed at the relevant meeting and shall be accompanied by any relevant papers for discussion at such meeting. Unless otherwise first agreed in writing by the Shareholders, all meetings of the Board shall be held in Hong Kong.

5.4.2	Subject to Clause 5.6, the quorum for any meeting of the Board shall be two (2) Directors, one of whom shall be an ‘X’ Director and one of whom shall be a ‘Y’ Director.

5.4.3	Decisions of the Board shall be by unanimous vote of those Directors present. The chairman and deputy chairman of the Board shall each have a vote as a Director, but neither shall have an additional casting vote.

5.4.4	Minutes of each meeting of the Board shall be sent to each Director as soon as practicable after the holding of each meeting.

5.4.5	A resolution in writing or by telex or facsimile signed or approved by telex or facsimile by all the Directors shall be as valid and effective as if it had been duly passed at a meeting of the Board duly convened and held.

5.4.6	Board meetings may be held by conference telephone or other means of telecommunications.

5.4.7	Any Director may appoint an alternate to represent him at meetings of the Board which he is unable to attend who shall be counted towards a quorum of the meeting of Directors and particulars of such appointment shall be delivered to the secretary of the Company.

5.5	Shareholder meetings

5.5.1	The Shareholders agree that from the date of this Agreement and upon adoption of the Memorandum and Articles as detailed in Clause 3.2.4 hereof, ‘X’ Ordinary Shares and ‘Y’ Ordinary Shares shall carry equal voting rights and Special Shares shall carry no voting rights.

5.5.2

Each of the ‘X’ Shareholder and the ‘Y’ Shareholder shall be responsible to the other for ensuring that all voting rights conferred by the ‘X’ Ordinary and ‘Y’ Ordinary Shares shall be exercised in a manner consistent in all respects with the provisions and underlying intent of this Agreement and generally so as (so far as may be necessary or desirable) to give effect to this Agreement. In particular, the ‘X’ Shareholder and the ‘Y’ Shareholder shall procure the passing of any and all such Shareholder resolutions as may be necessary or desirable from time to time in order to effect or approve all relevant dividends and/or other distributions, and all issues and redemptions of Shares, contemplated to be paid or made from time to time in accordance with this Agreement.

5.5.3	Subject to Clause 5.6, the quorum for any meeting of the Shareholders shall be two (2) Shareholders, one of whom shall be an ‘X’ Shareholder and one of whom shall be a ‘Y’ Shareholder.

5.6	Absence of a quorum

In the event that any meeting of the Shareholders or of the Board is frustrated by the absence of a quorum by reason of the absence of an ‘X’ Shareholder or a ‘Y’ Shareholder or one or more Directors, as the case may be, such meeting may be reconvened by the ‘X’ Shareholder or ‘Y’ Shareholder or Directors, as the case may be, who were present at such meeting at such time and place as they think fit provided that not less than 15 days’ notice of such reconvened meeting shall be given to both the ‘X’ Shareholder or ‘Y’ Shareholder or the Directors, as the case may be, which notice shall contain particulars of the matters to be discussed at such meeting and the ‘X’ Shareholder or ‘Y’ Shareholder or Directors, as the case may be, present at such reconvened meeting shall be deemed a quorum provided that at least two Directors or an ‘X’ Shareholder or a ‘Y’ Shareholder, as the case may be, are present and, subject to Clause 15, shall be free to pass such resolutions as they shall think fit regarding the subject matter for which the meeting in question was convened.

5.7	AsiaSat Board business

The ‘X’ and ‘Y’ Shareholders shall cooperate with a view to ensuring that a Board meeting will be convened and held prior to every AsiaSat Board meeting to discuss the matters requiring discussion at the AsiaSat Board meeting. Subject always to legal and/or fiduciary duties of the individual AsiaSat Directors, each ‘X’ Shareholder and ‘Y’ Shareholder shall use all reasonable endeavours to ensure that those AsiaSat Directors appointed by it shall vote at the AsiaSat Board in accordance with the agreement or understanding reached at the earlier Board meeting (the proceedings of which shall be conducted in accordance with Clause 5).

5.8	Unresolved matters

5.8.1	If a matter, other than those covered by Clause 15, is considered at a duly convened meeting of the Directors or at a duly convened meeting of the ‘X’ and ‘Y’ Shareholders and the Directors or the ‘X’ and ‘Y’ Shareholders (as the case may be) are unable to agree on such matter, another meeting of the Directors or the ‘X’ and ‘Y’ Shareholders shall be convened within seven days from the first meeting to discuss the unresolved matter, at which meeting the ‘X’ and ‘Y’ Shareholders shall respectively use all reasonable endeavours in good faith to agree on a resolution of such unresolved matter.

5.8.2	If a quorum is not achieved at the reconvened meeting or if the unresolved matter cannot be resolved by further negotiations between the Directors or the ‘X’ and ‘Y’ Shareholders (as the case may be) at the reconvened meeting, the ‘X’ and ‘Y’ Shareholders shall refer the unresolved matter to the President of CITIC and the Director General of SES with a view to arranging a meeting between the two executives as soon as practicable, who shall negotiate in good faith to agree on a resolution of the unresolved matter.

5.8.3	If the unresolved matter is one which requires or relates to a decision on how the Company’s AsiaSat Voting Rights are to be, or may be, exercised and the matter remains unresolved after the meeting of the President and the Director General referred to in Clause 5.8.2, the provisions of Clause 7.3.2 shall apply.

5.8.4	If the unresolved matter is one which relates to a matter to be considered at a meeting of the AsiaSat Board, and the matter remains unresolved after the meeting of the President and the Director General referred in Clause 5.8.2, then, subject to Clause 15, the AsiaSat Directors appointed by each ‘X’ and ‘Y’ Shareholder shall be entitled to vote at the AsiaSat Board meeting in accordance with the wishes of the appointing Shareholder.

5.9	Secretary and auditors

5.9.1	The Company secretary and the Company’s auditors will be appointed, as necessary from time to time, by resolution of the Board. However, neither the Company secretary nor the auditors may (once so appointed) be removed otherwise than with the consent of the ‘X’ and ‘Y’ Shareholders.

5.9.2	With effect from the Completion Date, the Company secretary shall (as the Shareholders shall procure) be such person whose name shall be notified by SES and CITIC jointly to the Company at least three business days prior to the Completion Date.

5.9.3	Unless otherwise mutually agreed by the ‘X’ and ‘Y’ Shareholders Messrs. PricewaterhouseCoopers shall remain the auditors of the Company.

5.10	Register of members

The register of members of the Company shall be maintained in the British Virgin Islands or in such other place outside Hong Kong as the Shareholders shall agree from time to time.

5.11	PRC related matters

SES acknowledges CITIC’s unique position in dealing with matters relating to the PRC and in furthering the interests of AsiaSat in relation to existing or potential business operations or initiatives in the PRC. SES agrees to allow CITIC to assist AsiaSat (including giving recommendations to the AsiaSat Board) in furthering such PRC related interests and CITIC shall act bona fide in the interest of improving the prospects of AsiaSat.

5.12	Development of satellite business

CITIC acknowledges that SES has considerable expertise in the development of satellite businesses and such expertise will be of value in furthering the interests of AsiaSat in relation to the development of new satellite services. CITIC agrees to allow SES to assist AsiaSat (including giving recommendations to the AsiaSat Board) in furthering the development of new satellite services and SES shall act bona fide in the interest of improving the prospects of AsiaSat.

6	Nomination of AsiaSat Directors, Chairman, Deputy Chairman, Chief Executive Officer, Deputy Chief Executive Officer and Chief Financial Officer

6.1	Initial appointment of certain AsiaSat Directors by the Company

The Company and the Shareholders (so far as they are able) shall procure the holding of a meeting of the AsiaSat Board, as soon as practicable after the Completion Date, for the purpose of the appointment of the ‘X’ Directors to be named pursuant to Clause 5.2.3 and the ‘Y’ Directors to be named pursuant to Clause 5.2.4 to the AsiaSat Board, the appointment of the chairman and deputy chairman of the Company to be named pursuant to Clauses 5.3.2 and 5.3.4 as the chairman and deputy chairman respectively of AsiaSat and the Company and the Shareholders shall procure that immediately following such meeting of the AsiaSat Board and for as long as this Agreement shall remain in force the total number of AsiaSat Directors shall be thirteen (13) of whom four (4) shall be ‘X’ Directors and four (4) shall be ‘Y’ Directors, one (1) shall be the Chief Executive Officer, one (1) shall be the Deputy Chief Executive Officer and three (3) shall be independent non-executive directors.

6.2	Rights and ability of the Company to procure the appointment and/or removal of AsiaSat Directors

6.2.1	The Company shall exercise its AsiaSat Voting Rights, and all other rights available to it from time to time deriving from its holding of AsiaSat Shares, to procure (so far as it is able) that all of the Directors from time to time shall be appointed to the AsiaSat Board in accordance with this Clause 6.2.

6.2.2	Where an ‘X’ Shareholder or a ‘Y’ Shareholder exercises its right under Clause 5.2.2 to remove a Director and appoint a replacement Director, the Company and the Shareholders shall procure (so far as they are able) that the Director so removed shall also be removed from the AsiaSat Board and that the replacement Director be appointed to the AsiaSat Board, subject always to Clause 6.3.

6.3	Responsibilities of the ‘X’ and ‘Y’ Shareholders with respect to their own nominated appointees

Whenever an AsiaSat Director is removed from the AsiaSat Board pursuant to Clause 6.2.2, the relevant ‘X’ Shareholder or ‘Y’ Shareholder which appointed such removed AsiaSat Director shall indemnify the other Shareholders and AsiaSat against any costs, claims or losses arising from any resulting or consequential claims for compensation on the part of such AsiaSat Director.

6.4	Nomination of the AsiaSat chairman and deputy chairman

The Company shall make representations to the AsiaSat Board from time to time requesting that the AsiaSat Board shall appoint the Company’s chairman as chairman of the AsiaSat Board and the Company’s deputy chairman as deputy chairman of the AsiaSat Board. It is the intention of the Shareholders that the same individuals should be chairman and deputy chairman of both boards subject to this being acceptable to the AsiaSat Board from time to time.

6.5	Nomination of AsiaSat Chief Executive Officer, Deputy Chief Executive Officer and Chief Financial Officer

6.5.1	The Company shall make representations to the AsiaSat Board from time to time requesting that the AsiaSat Board shall appoint persons nominated by mutual consent of CITIC and SES and notified to the Company to be AsiaSat’s Chief Executive Officer, Deputy Chief Executive Officer (both of whom shall be directors of AsiaSat).

6.5.2	The Company shall make representations to the AsiaSat Board from time to time requesting that the AsiaSat Board shall appoint the person nominated by mutual consent of CITIC and SES and notified to the Company to be AsiaSat’s Chief Financial Officer.

6.5.3	For the purposes of this Clause 6.5:-

(i)	the first Chief Executive Officer shall be Mr. Peter Jackson;

(ii)	the first Deputy Chief Executive Officer shall be Mr. William Wade; and

(iii)	the first Chief Financial Officer shall be Mr. Denis Lau.

6.6	Nomination of the AsiaSat Auditors

The ‘X’ and ‘Y’ Shareholders shall cooperate and procure that the Company shall make representations to AsiaSat requesting Deloitte Touche Tohmatsu be appointed as auditors of AsiaSat.

7	Exercise of the AsiaSat Voting Rights by the Company

7.1	Company to obtain instructions from Shareholders

On each relevant occasion when the Company’s AsiaSat Voting Rights are to be, or may be, exercised, the Company shall notify each of the ‘X’ and ‘Y’ Shareholders of the requirement for a decision on voting rights as soon as practicable after the Company becomes aware that a resolution is to be proposed at a meeting of AsiaSat shareholders (or any relevant class of AsiaSat shareholders). The Company shall provide each of the ‘X’ and ‘Y’ Shareholders with copies of the notice of meeting together with all circulars and other materials provided by AsiaSat to the Company in respect of the meeting.

7.2	Shareholders to give unequivocal statement of intention

7.2.1	Following each notification referred to in Clause 7.1, each of the ‘X’ and ‘Y’ Shareholders shall communicate its wishes to the Company in writing in accordance with Clause 7.2.3 no later than 5:00 p.m. Hong Kong time on the fourth business day prior to the date of the relevant meeting (or such later time and/or date as practicable after receipt of the notification or as the ‘X’ and ‘Y’ Shareholders may agree in any particular case).

7.2.2	In this regard, each of the ‘X’ Shareholders (as a Class) and ‘Y’ Shareholders (as a Class) must express one wish only. It is not permissible to express different wishes with respect to different Attributable AsiaSat Shares of such Shareholder and anything other than an unequivocal statement of intention with respect to all the Attributable AsiaSat Shares of the relevant Shareholder will be disregarded by the Company so that the relevant Shareholder will be treated as having failed to communicate its wishes for the purpose of Clause 7.3.2.

7.2.3	On any relevant occasion, the wish expressed by any Shareholder under Clause 7.2.1 shall be one (but not more) of the following:-

(a)	to vote in favour of the relevant resolution;

(b)	to vote against the relevant resolution;

(c)	to abstain from voting; or

(d)	to grant a discretionary proxy to the chairman of the meeting.

7.3	Company’s exercise of the AsiaSat Voting Rights

7.3.1	Where the wishes expressed by the ‘X’ and ‘Y’ Shareholders pursuant to Clause 7.2 in respect of a particular resolution are the same, the Company shall exercise its AsiaSat Voting Rights in its entirety in relation to such resolution in accordance with the common wish of the ‘X’ and ‘Y’ Shareholders.

7.3.2	Subject to Clause 15, where the wishes expressed by the ‘X’ and ‘Y’ Shareholders pursuant to Clause 7.2 for a particular resolution are not the same or where a Shareholder fails to communicate its wishes to the Company by 5:00 p.m. Hong Kong time on the fourth business day prior to the date of the relevant meeting (or such later time and/or date which is as early as is reasonably practicable after receipt of the notification or as the ‘X’ and ‘Y’ Shareholders may agree in any particular case), the Company shall exercise only the AsiaSat Voting Rights attaching to each of the ‘X’ Shareholder’s and the ‘Y’ Shareholder’s Attributable AsiaSat Shares in accordance with the wishes of the relevant ‘X’ or ‘Y’ Shareholder and the AsiaSat Voting Rights attaching to the Special Shareholder’s Attributable AsiaSat Shares shall not be exercised by the Company.

7.3.3	Subject always to the Listing Rules and there being no objection from the Stock Exchange, where any notification provided pursuant to Clause 7.1 contains a proposal for a resolution the subject of which is or includes a transaction which is a connected transaction (as such term is defined in the Listing Rules), the Company shall abstain from casting the votes attaching to the Attributable AsiaSat Shares of an ‘X’ or ‘Y’ Shareholder who is a “connected person” for the purpose of the Listing Rules, as the case may be, but the Company shall cast its votes in respect of the other ‘X’ or ‘Y’ Shareholder’s Attributable AsiaSat Shares in accordance with such ‘X’ or ‘Y’ Shareholder’s wish, as the case may be, as expressed in accordance with Clause 7.2. For the avoidance of doubt, in such circumstances the Company shall not exercise the votes attaching to Attributable AsiaSat Shares of the Special Shareholder, but shall abstain from casting such votes.

7.3.4	Any failure on the part of a Shareholder to communicate its wish to the Company will be treated as an expression of intention to abstain from voting for the purpose of the Company exercising its AsiaSat Voting Rights pursuant to Clause 7.3.2 or Clause 7.3.3.

7.3.5	The provisions of Clauses 7.3.2 and 7.3.3 shall not apply in respect of any of the matters set out in Clause 15 and the Company shall, if appropriate, vote its AsiaSat Voting Rights so as to give effect to the provisions of such Clause.

7.4	Votes to be cast so as to give effect to this Agreement

It is an overriding requirement that the Company’s AsiaSat Voting Rights shall at all times (and from time to time) be exercised as necessary, desirable and/or appropriate to give effect to the express provisions and intent of this Agreement (including specifically, but without limitation, the objective and intentions underlying the rights of the respective Classes of ‘X’ Ordinary Shares and ‘Y’ Ordinary Shares to nominate AsiaSat Directors as set out in Clause 6 and the provisions of Clause 15).

7.5	Shareholders to consult

The Shareholders shall consult on a regular basis throughout the continuance of this Agreement with respect to their investment in AsiaSat and with a view to establishing and maintaining policies with respect to the Company’s ownership interest in AsiaSat (and the voting rights conferred by such ownership interest).

7.6	General offers for AsiaSat

Notwithstanding the provisions and procedures contained in Clauses 7.1 to 7.5 above, if any general offer is made for AsiaSat then unless the ‘X’ and ‘Y’ Shareholders agree otherwise, the ‘X’ and ‘Y’ Shareholders shall procure that the Company will not accept such offer in respect of any of the AsiaSat Shares held by it.

8	Pass through of Dividends and Other Rights accruing on or with respect to Attributable AsiaSat Shares

8.1	Cash dividend receipts to be passed through to Shareholders of the relevant Class

8.1.1	As soon as practicable after the payment to the Company of any cash dividend on or with respect to any AsiaSat Shares, the Company shall distribute the relevant dividend to the Shareholders Entitled.

8.1.2	The general applicability of Clause 8.1.1 is subject to any decision of the Board from time to time pursuant to Clause 18.3.3 providing for dividends to be retained by the Company to cover ongoing expenses.

8.1.3

Any one or more Classes may elect from time to time to postpone distribution of any amounts otherwise due to such Class under Clause 8.1.1. Such postponement shall not in any way affect the ultimate entitlement of such Class to the amounts which would otherwise have been distributed to it.

8.1.4	Each distribution by the Company pursuant to Clause 8.1.1 shall be made by way of dividend paid by the Company or in such other manner as the Company and the Shareholders may agree in any particular case.

8.1.5	If the Company is required at any time under applicable laws to make any deduction or withholding from any such distribution, the relevant distribution shall be made net of the applicable deduction or withholding and the Company shall remit to the appropriate revenue authority or other person all amounts required to be so remitted with respect to the amount so deducted or withheld. This Clause 8.1.5 is subject in all respects to Clause 8.1.3.

8.2	Other rights accruing on or with respect to Attributable AsiaSat Shares

All rights and entitlements, other than to cash dividend payments and voting rights, accruing from time to time on or with respect to any AsiaSat Shares held by the Company, shall belong to the Shareholders Entitled. These rights and entitlements include:

8.2.1	distributions in kind;

8.2.2	entitlements to bonus shares arising under other reorganisations of AsiaSat’s issued share capital;

8.2.3	scrip dividend elections and other alternatives; and

8.2.4	rights to subscribe further AsiaSat Shares or any other securities of AsiaSat.

Schedule 1 sets out the basis on which such rights and entitlements will be passed through to, or otherwise made available to, or exercised at the direction of, the relevant Class of Shareholders.

8.3	Entitlements of Classes

Except as specifically otherwise provided for elsewhere in this Agreement, all dividends and other entitlements conferred by, or accrued or accruing with respect to, any of the Company’s AsiaSat Shares shall be passed through or (as appropriate) allocated and attributed to each Class in proportion to the Shareholders’ respective shareholdings in the Company.

8.4	Liability for taxation

8.4.1	If and to the extent that the Company incurs any liability for taxation as a result of, or in connection with, the receipt of any dividend or other distribution (whether in cash or in kind), or in relation to any other right from time to time conferred by or accrued or accruing, on or with respect to any AsiaSat Shares held by the Company, the relevant liability for taxation shall be attributed to the Shareholders Entitled in proportion to the Shareholders’ respective shareholdings in the Company.

8.4.2	The Company shall arrange for any such liability to taxation to be discharged out of the assets concerned and shall account to the Shareholders Entitled on a “net” basis. All the preceding provisions of this Clause 8 and the provisions of Schedule 1 shall be construed accordingly.

9	Disposal of Shares in the Company

9.1	No Disposal of Shares in the Company

Except as contemplated by Clauses 9.2, 9.4 and 10.3 each of the Shareholders undertakes that except with the consent of the other Shareholders or in accordance with the provisions of Clauses 7.6, 9 and 10, no Shareholder shall:

9.1.1	sell, transfer or otherwise Dispose of any of such Shares (or any legal or beneficial interest therein);

9.1.2	enter into any agreement in respect of the votes attached to Shares; or

9.1.3	agree, whether or not subject to any condition precedent or subsequent, to do any of the foregoing.

9.2	Permitted Transfers of Shares in the Company

Each Shareholder shall be entitled to transfer all but not part only of its Shares to a Qualifying Subsidiary, subject always to compliance by such Qualifying Subsidiary with the provisions of Clause 9.3 and Clause 23.3(c).

9.3	Qualifying Subsidiaries

9.3.1	As contemplated by this Agreement, Shares may be held only by SES and CITIC and/or their respective Qualifying Subsidiaries. If any Shareholder that is a Qualifying Subsidiary is about to or will cease to be a Qualifying Subsidiary it must, before ceasing to be a Qualifying Subsidiary, ensure that its interest in all and not part only of the Shares in which it is interested shall be effectively transferred to SES or CITIC (as the case may be) or to another Qualifying Subsidiary.

9.3.2	CITIC and SES may agree from time to time (on a case by case basis) that any subsidiary of any of CITIC and SES should be deemed to be and should be treated as a Qualifying Subsidiary (notwithstanding the provisions of the definitions in Clause 1.1 relating to percentage of ownership of voting share capital and entitlement to profits) of CITIC or SES, as the case may be, for the purposes of this Agreement. Any such agreement shall specify the terms on which it is made and given (including any minimum level of ownership and/or control which CITIC or SES, as the case may be, is required to maintain in such subsidiary) and, in the event of any failure to comply with such conditions at any time, the relevant entity shall (for the avoidance of doubt) be deemed to have ceased to be a Qualifying Subsidiary of CITIC or SES, as the case may be.

9.3.3	Any request by CITIC or SES, as the case may be, that any of its subsidiaries be treated as a Qualifying Subsidiary for the purposes of this Agreement (a “Request”) shall not be unreasonably refused by the other. The agreement of the other to any such Request shall not be unreasonably withheld or delayed.

9.4	Permitted Disposals of Shares in the Company by Able Star

9.4.1	SES and SES Finance agree that after the fifth anniversary of the Completion Date, Able Star may, subject always to the provisions of Clause 9.4.3 hereof, with the consent of SES such consent not to be unreasonably withheld (as provided in Clause 9.4.2), from time to time Dispose of part of its holding of Shares provided always that any such Disposal of Shares by Able Star shall be effected in accordance with the provisions of this Clause 9.4 and Clause 12.

9.4.2	SES’s failure to give its consent to any Disposal by Able Star pursuant to Clause 9.4.1 shall be unreasonable, if prior to any such Disposal, CITIC shall have demonstrated to the reasonable satisfaction of SES that there are no reasonably likely risks to AsiaSat’s ability to (and if reasonably requested in the circumstances put in place arrangements to protect AsiaSat from any reasonably likely risks to AsiaSat’s ability to):-

(i)	maintain its satellite licences and satellite orbital slots with substantially the same scope, coverage and authorisation provided as provided prior to such Disposal;

(ii)	carry on the business of provision of satellite transponder capacity substantially as carried on prior to such Disposal in the PRC,

in each case resulting as a consequence of such Disposal.

9.4.3	Any Disposal of Shares pursuant to this Clause 9.4 shall be subject always to Able Star retaining an attributable shareholding of AsiaSat Shares of not less than 5 (five) per cent. of the total issued share capital of AsiaSat, at the time of any such Disposal of Able Star’s Shares.

10	Permitted Third Party Loans and the Charge of Shares

10.1	SES and SES Finance agree that, subject to the provisions of this Clause 10 and notwithstanding the provisions of Clause 9, Able Star may create Encumbrances over any or all of its Shares which are not at the relevant time subject to an Encumbrance in favour of SES pursuant to the Charge of Shares for the purposes of securing a loan or other financing facility made to CITIC or its subsidiaries (“Permitted Loan”) provided that:-

10.1.1	if the Encumbrances are created over Able Star’s Shares for a Permitted Loan before the fifth anniversary of this Agreement, the purpose of such Permitted Loan is to raise finance in connection with any future further investment in, or financing by CITIC or Able Star of, AsiaSat or its business; and

10.1.2	the lender of such Permitted Loan (the “Lender”) is a person which enters into lending or financing transactions as part of its ordinary course of business; and

10.1.3	the Lender shall not be an affiliate of CITIC; and

10.1.4	the Permitted Loan and related Encumbrances will include provisions, documented to the reasonable satisfaction of SES, for SES Finance and/or SES to have the right, exercisable upon the occurrence of any event that results in the Lender having the right to foreclose on the Shares constituting collateral for the Permitted Loan, to purchase, at fair market value and on a pre- emptive basis, such number of Shares constituting the collateral as is required to be sold by the Lender in order to discharge all amounts outstanding under such Permitted Loan.

10.2	Able Star shall be entitled to enter into the Charge of Shares notwithstanding Clause 9.1.1.

10.3	If the Lender (as defined in the Charge of Shares) takes possession of the Shares which are the subject matter of the Charge of Shares (the “Charged Shares”) then:-

10.3.1	the Lender shall be entitled to direct the Company to dispose of only such number of the AsiaSat Shares attributable to the Charged Shares as is required to be sold by the Lender in the market in order to generate proceeds (net of expenses) sufficient to discharge all amounts then outstanding under the Credit Agreement and to use the net proceeds in redeeming the relevant number of the Charged Shares. Each of the Shareholders shall pass all resolutions and procure that the Directors appointed by it shall pass all such board resolutions as are necessary in order to procure that the said disposal and redemption are duly carried out; or

10.3.2	the Lender shall be entitled to transfer only such number of the Charged Shares as is necessary to discharge all amounts then outstanding under the Credit Agreement to a Qualifying Subsidiary of SES or one or more of the banks that have lent funds to the Lender provided that such Qualifying Subsidiary or banks (as the case may be) acknowledge that the voting rights attached to the ‘X’ Ordinary Shares as a Class, the right to appoint Directors pursuant to Clause 5.2 and to nominate AsiaSat Directors and officers in accordance with Clause 6 remain vested at all times in Able Star or CITIC’s Qualifying Subsidiaries.

11	Disposal of AsiaSat Shares

11.1	No Disposal of AsiaSat Shares by the Company

Subject to Clauses 10, 11.2 and 11.3, the Company shall not:-

11.1.1	sell, transfer or otherwise Dispose of any of its AsiaSat Shares (or any legal or beneficial interest therein);

11.1.2	enter into any agreement in respect of the votes attached to the AsiaSat Shares; or

11.1.3	agree, whether or not subject to any condition precedent or subsequent, to do any of the foregoing,

and for the avoidance of doubt, the Shareholders further undertake that they shall take all necessary steps to procure that the Company shall not do any of the foregoing in respect of the AsiaSat Shares.

11.2	Permitted Disposals of AsiaSat Shares by the Company at the instruction of Able Star

11.2.1	SES and SES Finance agree that after the fifth anniversary of the Completion Date, Able Star may, with the consent of SES, such consent not to be unreasonably withheld (as provided in Clause 11.2.2), from time to time direct the Company to Dispose of all or a part of Able Star’s Attributable AsiaSat Shares provided always that any such Disposal of AsiaSat Shares by the Company shall be effected in accordance with the provisions of this Clause 11.2 and Clause 12.

11.2.2	SES’s failure to give its consent to any Disposal by the Company as directed by Able Star pursuant to Clause 11.2.1 shall be unreasonable if, prior to directing the Company to effect any such Disposal, CITIC shall have demonstrated to the reasonable satisfaction of SES that there are no reasonably likely risks to AsiaSat’s ability to (and if reasonably requested in the circumstances put in place arrangements to protect AsiaSat from any reasonably likely risks to AsiaSat’s ability to):-

(i)	maintain its satellite licences and satellite orbital slots with substantially the same scope, coverage and authorisation provided as provided prior to such Disposal;

(ii)	carry on the business of provision of satellite transponder capacity substantially as carried on prior to such Disposal in the PRC generating revenue therefrom,

in each case resulting as a consequence of such Disposal.

11.2.3	Any Disposal of Able Star’s Attributable AsiaSat Shares pursuant to this Clause 11.2 shall be subject always to Able Star retaining an attributable shareholding of AsiaSat Shares of not less than 5 (five) per cent. of the issued share capital of AsiaSat, at the time of any such Disposal of Able Star’s Attributable AsiaSat Shares.

11.3	Permitted Disposals of AsiaSat Shares by the Company at the instruction of SES Finance

CITIC and Able Star agree that after the fifth anniversary of the Completion Date, SES Finance may, with the consent of CITIC, from time to time direct the Company to Dispose of all or a part of SES Finance’s attributable AsiaSat Shares.

12	Adjustments to Rights to Procure Appointments etc.

12.1	If, pursuant to the terms of this Agreement, as a result of Disposals of Shares or AsiaSat Shares, the holding of Shares or Attributable AsiaSat Shares by Able Star or SES Finance is decreased (“Disposition”), CITIC and Able Star and SES and SES Finance agree that they will enter into such amendments to this Agreement (or if this Agreement would be terminated as a result of such Disposition, such other arrangements or agreements as appropriate), relating to the new relationship between SES and SES

Finance and CITIC and Able Star as a consequence of the Disposition and their respective rights and ability to influence the governance, management and direction of the Company and AsiaSat through their direct or indirect shareholdings in the Company and AsiaSat, including but without limitation with respect to, the nomination of the directors and officers of the Company and AsiaSat, any consent requirements for transactions by or events or occurrences affecting AsiaSat and any other negative protections for either party (e.g., tag along rights, drag along rights, quorum requirements, etc.), in each case that are equitable to reflect the proportionate interest of SES and CITIC in the Company or AsiaSat after such Disposition.

12.2	If, pursuant to the terms of this Agreement, as a result of:-

(i)	acquisitions of Shares or AsiaSat Shares, Able Star’s holding of Shares or Attributable AsiaSat Shares is increased; or

(ii)	the increase in SES Finance’s holding of Shares or Attributable AsiaSat Shares due to any mandatory offer resulting from the crystallisation of the Charge of Shares or the taking possession and/or disposal of any Shares subject to the Charge of Shares

(in each case, an “Acquisition”), CITIC and Able Star and SES and SES Finance agree that they will enter into such amendments to this Agreement (or if this Agreement would be terminated as a result of such Acquisition, such other arrangements or agreements as appropriate), relating to the new relationship between CITIC and Able Star and SES and SES Finance as a consequence of the Acquisition and their respective rights and ability to influence the governance, management and direction of the Company and AsiaSat through their direct or indirect shareholdings in the Company and AsiaSat, including but without limitation with respect to, the nomination of the directors and officers of the Company and AsiaSat, any consent requirements for transactions by or events or occurrences affecting AsiaSat and any other negative protections for either party (e.g., tag along rights, drag along rights, quorum requirements, etc.), in each case that are equitable to reflect the proportionate interest of CITIC and SES in the Company or AsiaSat after such Acquisition.

13	Registration Rights

The Shareholders and the Company agree that:-

13.1	CITIC shall have the right to require the Company to deliver to AsiaSat on behalf of CITIC a Demand Request or Piggy-Back Request (each as defined in the Registration Rights Agreement, dated as of 6 June 1996, among Cable and Wireless plc, CITIC, Hutchison Whampoa Limited, AsiaSat and the Company (the “CITIC Registration Rights Agreement”)) with respect to CITIC’s attributable AsiaSat Shares by delivering to the Company written notice (a “CITIC Registration Request Notice”) stating that such right is being exercised; provided that such right is subject to, and may not be exercised in violation of, the provisions of Clause 11 above; provided further that the Company shall deliver such Demand Request or Piggy-Back Request, as the case may be, to AsiaSat within five days of receipt of a CITIC Registration Request Notice;

13.2	each of CITIC, SES and the Company will cooperate with each other and AsiaSat in connection with any exercise by CITIC of its rights under the CITIC Registration Rights Agreement and take any other actions necessary or appropriate to ensure that the Company and AsiaSat are able to comply with their obligations under the CITIC Registration Rights Agreement in connection with such exercise; and

13.3	if requested by SES, CITIC and the Company will cooperate with each other and AsiaSat with a view to procuring AsiaSat to enter into a registration rights agreement in similar terms to the CITIC Registration Rights Agreement with SES, subject to obtaining the necessary approval of the AsiaSat Board and compliance with the relevant requirements of the Listing Rules.

14	Purchase of Additional AsiaSat Shares by the Shareholders and their Respective Affiliates

14.1	General offer for AsiaSat by Shareholders

Subject to Clause 14.3 and to any mandatory offer resulting from the crystallisation of the Charge of Shares or the taking possession and/or disposal of any Shares subject to the Charge of Shares, none of the Shareholders or any of their subsidiaries shall make a general offer for AsiaSat without the prior written consent of the other Shareholders.

14.2	Ability to jointly acquire further AsiaSat Shares through the Company

14.2.1	If at any time during the continuation of this Agreement any of the Shareholders (or any of their respective subsidiaries or Associates) wishes to acquire further AsiaSat Shares, the relevant Shareholder shall notify the Company and the other Shareholders stating (among other things) the number of AsiaSat Shares wished to be acquired and the basis on which it is proposed that such acquisition be effected and funded through the Company.

14.2.2	Such notification shall be treated as a request (a “Purchase Request”) to the Company and to the other Shareholders to arrange for such further AsiaSat Shares to be acquired through the Company in accordance with the provisions of this Clause 14.

14.2.3	Following receipt of a Purchase Request, the other Shareholders shall decide whether or not to agree to such Purchase Request. The Company shall only be obliged to comply with a Purchase Request if the other Shareholders so agree, in their sole discretion.

14.2.4	If and whenever the Shareholders agree to a Purchase Request, the Company shall (and the Shareholders shall cooperate to procure that the Company shall) take all necessary steps to comply with such Purchase Request.

14.3	Ability for CITIC to Acquire Further AsiaSat Shares through the Company

After the third anniversary of the Completion Date, CITIC may, with the consent of SES, such consent not to be unreasonably withheld, require the Company to acquire further AsiaSat Shares, whether from a third party, the public market (including through a general offer) or AsiaSat, in accordance with the provisions of this Clause 14 and subject always to the provisions of Clause 12. Upon a request by CITIC to the Company to acquire further AsiaSat Shares pursuant to the foregoing sentence, the Company shall, and SES and SES Finance shall cooperate with CITIC and Able Star to cause the Company to, take such actions as are necessary or appropriate to effectuate such acquisition. It shall be reasonable for SES to withhold its consent to the acquisition by CITIC of further AsiaSat Shares unless CITIC has:-

(i)	shown to SES’s reasonable satisfaction that the acquisition will be beneficial to the growth of AsiaSat’s business; and

(ii)	has made good faith efforts to discuss other alternative structures with SES and AsiaSat.

14.4	Bases on which further AsiaSat Shares may be acquired through the Company

Any acquisition by the Company of further AsiaSat Shares agreed to by the Shareholders pursuant to Clause 14.2 shall be effected by way of each acquiring Shareholder (or any of its Qualifying Subsidiaries), and any acquisition of further AsiaSat Shares under Clause 14.3 shall be effected by way of Able Star (or its Qualifying Subsidiary), subscribing for additional ‘X’ Ordinary Shares or ‘Y’ Ordinary Shares, as the case may be. The aggregate number of additional Shares shall equal the number of further AsiaSat Shares to be acquired by the Company (and on the basis that the proceeds of subscription be applied by the Company in purchasing or subscribing for further AsiaSat Shares following which such further AsiaSat Shares will be attributable to the Class allocated to such acquiring Shareholder).

14.5	Terms of acquisition of further AsiaSat Shares

Any agreement reached between the Shareholders pursuant to Clause 14.2 or decision made by CITIC pursuant to Clause 14.3 for the acquisition of further AsiaSat Shares by the Company shall contain the full basis on which the relevant AsiaSat Shares are to be acquired, the source of funds and any applicable changes to the issued share capital of the Company and (if necessary or appropriate) to this Agreement.

14.6	Costs and expenses

All costs and expenses (including, if and to the extent applicable but without limitation, broker’s commission, Stock Exchange transaction levy, stamp duty and any legal costs) incurred by the Company in connection with any acquisition of further AsiaSat Shares pursuant to:

14.6.1	Clause 14.2 shall be shared by the Shareholders in proportion to their shareholdings in the Company;

14.6.2	Clause 14.3 shall be borne by CITIC and/or Able Star.

15	Undertakings by SES and CITIC

15.1	Mutual Undertakings

Each of the ‘X’ and ‘Y’ Shareholders hereby covenants that without the prior written consent of the other ‘X’ or ‘Y’ Shareholder, as the case may be, it shall not take any action or participate in any action or scheme which will facilitate or give rise to the occurrence of any of the following events, except where such events result from or arise in connection with a Disposal or Acquisition by CITIC pursuant to the provisions of Clauses 9.4, 11.2 or 14.3 (“Excepted Events”), each of the ‘X’ and ‘Y’ Shareholders shall do and procure any Director appointed or nominated by such Shareholder pursuant to Clause 5 and who is a member of the AsiaSat Board to do all acts which are reasonably within its power (subject in the case of any Director, to his fiduciary duties as a member of the AsiaSat Board) to prevent any of the following events, other than Excepted Events, from occurring, in each case with respect to the Company and AsiaSat:

15.1.1	the alteration, including through purchase or issuance, of the share capital of the Company or AsiaSat (save for the exercise of employee share options, the issue of bonus shares and scrip dividends);

15.1.2	the amendment in any manner to the Memorandum and Articles of the Company or of AsiaSat;

15.1.3	any dilution of Able Star’s or SES Finance’s attributable shareholding of AsiaSat Shares (save for the exercise of employee share options and scrip dividends); and

15.1.4	the withdrawal of listing of AsiaSat Shares from the Stock Exchange or the NYSE.

15.2	Notwithstanding the provisions of Clause 15.1, nothing contained in Clause 15.1 shall require any Shareholder to expend any funds or take, or refrain from taking, directly or indirectly, any action with respect to the conduct of such Shareholder’s respective business or assets.

16	The Hong Kong Takeover Code

16.1	Potential implications of the Code with respect to arrangements between the Shareholders, the Qualifying Subsidiaries and the Company

16.1.1	Future transactions in AsiaSat Shares or Shares by or between any one or more of the Company, the Shareholders and the Qualifying Subsidiaries may have implications under the Code. The Shareholders shall consider and, if practicable, consult with each other with respect to the Code implications of such future transactions as and when any such transaction is (or may be) proposed to be entered into.

16.1.2	The Shareholders acknowledge that the transfers of AsiaSat Shares or Shares contemplated herein may have implications under the Code and without limiting the generality of Clause 16.1.1, the Shareholders shall discuss in good faith such alternatives acceptable to the Shareholders in light of the implications under the Code, including the dissolution of the Company and the termination of this Agreement.

16.2	No Shareholder to enter into “concert party” arrangements with any third party

None of the Shareholders shall enter into any arrangements which result in the other Shareholders or the Company being deemed for the purposes of the Code to be acting in concert with any party holding, or proposing to acquire, any AsiaSat Shares other than any Qualifying Subsidiary of the relevant Shareholder which holds Shares in the Company.

16.3	None of the foregoing shall prohibit any Disposal or Acquisition by Able Star of Shares in the Company or AsiaSat Shares pursuant to Clauses 9.4, 11.2 or 14.3. If any Acquisition by Able Star gives rise to an obligation to make a mandatory offer under the Code, CITIC and/or Able Star shall be responsible for making such offer on a basis which does not require the participation of SES or any of its Qualifying Subsidiaries. CITIC and/or Able Star shall hold SES and its Qualifying Subsidiaries harmless in relation thereto.

17	Compliance Matters

17.1	Obligations under and in relation to the SDI Ordinance

17.1.1	Each of CITIC, Able Star, SES and SES Finance shall ensure that it and any Qualifying Subsidiary which holds Shares duly complies with all its obligations arising from time to time under the SDI Ordinance with respect to AsiaSat Shares in which it is interested for the purposes of the SDI Ordinance. In order to assist the other Shareholders to comply with such obligations, each Shareholder shall make available to the other Shareholders from time to time, all information with respect to its own circumstances as such Shareholder is (or should reasonably be) aware is relevant to obligations of the other Shareholders under the SDI Ordinance.

17.1.2	Each of CITIC, Able Star, SES and SES Finance shall cooperate to procure that the Company duly complies with all its obligations arising under the SDI Ordinance from time to time.

17.2	Disclosure obligations under the Code and the Exchange Act

Each of CITIC, Able Star, SES and SES Finance shall cooperate to procure that the Company duly complies with all its obligations arising under the Code and the Exchange Act from time to time to disclose interests and/or dealings in AsiaSat Shares.

17.3	Obligations under and in relation to the Listing Rules, NYSE rules

17.3.1	Each Shareholder shall ensure that it duly complies with all its obligations arising from time to time under the Listing Rules and/or any rules of the NYSE and/or the Exchange Act with respect to AsiaSat.

17.3.2	Each of CITIC, Able Star, SES and SES Finance shall cooperate to procure that the Company and AsiaSat duly complies with all their respective obligations arising under the Listing Rules and/or any rules of the NYSE and/or the Exchange Act from time to time with respect to AsiaSat.

18	Funding Future and Ongoing Expenses

18.1	Future acquisitions of AsiaSat Shares

18.1.1	If the Company is to acquire further AsiaSat Shares at a future date, these additional AsiaSat Shares will be acquired either:

(a)	pursuant to the exercise of rights offered with respect to existing AsiaSat Shares already held by the Company pursuant to and in accordance with Clause 8 and Schedule 1; or

(b)	pursuant to Clause 14.2 or Clause 14.3, in each case with (among other things) an agreed basis for the provision to the Company of any relevant funds required to effect the acquisition of such AsiaSat Shares.

18.1.2	In either of the above cases, all funds required by the Company to acquire such additional AsiaSat Shares will be provided to the Company by the relevant Shareholders as provided in Clause 14.4 or Schedule 1 and the relevant AsiaSat Shares will be attributed as and when they are acquired.

18.2	Administrative and general expenses

All administrative and general expenses (being expenses not specifically provided for under any of the other provisions of this Agreement) of the Company shall be funded by each Class in proportion to the Shareholders’ respective shareholdings in the Company on an annual basis by reference to such shareholdings on the Completion Date and on each anniversary thereof. Such administrative and general expenses include annual audit fees and registration fees as well as any other costs necessary for the continuance of the Company and its holding of AsiaSat Shares as contemplated by this Agreement.

18.3	Provision of Funding

18.3.1	The Shareholders shall be responsible for ensuring that the Company has sufficient funds available to it from time to time to meet its administrative and general expenses referred to in Clause 18.2.

18.3.2	Such funds shall be made available to the Company in proportion to the Shareholders’ respective shareholdings in the Company and:

(a)	in such form (which may include subscription for non-voting deferred shares of negligible nominal value) as will ensure that such funds form part of the Company’s general assets; or

(b)	if (and provided that) all amounts so made available to the Company are duly made available by the Shareholders in proportion to the Shareholders’ respective shareholdings in the Company and on the same terms, in the form of loans carrying the right of repayment (and having such other terms including, if appropriate, as to interest as may be agreed by the Shareholders from time to time).

18.3.3	The Board may from time to time resolve to retain out of sums which would otherwise fall to be distributed to the Classes pursuant to Clause 8, such reasonable amounts as may be necessary to meet foreseeable future expenses likely to be incurred by the Company. Any amount so retained out of amounts which would otherwise have been distributed to Shareholders of any Class shall be deemed to be held by the Company on account of future obligations of the Shareholders under this Clause 18.3.

19	Confidentiality

19.1	General confidentiality obligations

All communications between CITIC, Able Star, SES and SES Finance, the Company and AsiaSat and/or any of them and all information and other materials supplied to or received by any of them from any other which is either marked “confidential” or by its nature intended to be for the knowledge of the recipient alone, and all information concerning the business transactions and the financial arrangements of any such party with any person with whom it is in a confidential relationship with regard to the matter in question coming to the knowledge of the recipient shall be kept confidential by the recipient unless or until the recipient party can reasonably demonstrate that any such communication, information and material is, or the relevant part of it is, in the public domain through no fault of its own or has been independently developed by it or given to it by a third party with no obligation of confidentiality.

19.2	Further measures to ensure confidentiality

Each of CITIC, Able Star, SES and SES Finance shall (without prejudice to the generality of Clause 19.1) use all reasonable endeavours to procure the observance of the above-mentioned restrictions by the Company and shall take all reasonable steps to minimise the risk of disclosure of confidential information, by ensuring that only they themselves and such of their employees and directors and advisers whose duties will require them to possess any of such information shall have access thereto, and shall be instructed to treat the same as confidential.

19.3	Mandatory public statements

None of the preceding provisions of this Clause 19 shall prohibit any of CITIC, Able Star, SES and SES Finance or the Company from making any public statement or disclosing information which would otherwise be required to be kept confidential if and to the extent so required:

19.3.1	by law, or by any court of competent jurisdiction; or

19.3.2	under the Exchange Act or by the rules or regulations (whether or not having the force of law) of the Stock Exchange, the NYSE and/or any other stock exchange on which its, or any of its associates’ or affiliates’ shares or debt securities are quoted or by any relevant securities regulatory authority or body, provided that any party required or proposing to make any such disclosure shall, to the maximum extent reasonably practicable, consult with CITIC, Able Star, SES and SES Finance, as the case may be, with a view to such disclosure, so far as possible, being limited to matters, and otherwise made in a form, acceptable to CITIC, Able Star, SES and SES Finance.

19.4	Disclosure to Associates

Notwithstanding Clause 19.1, the CITIC and SES may at any time disclose confidential information and communications to their respective Associates and/or affiliates for the purpose solely of assisting or furthering the business of AsiaSat provided that CITIC and SES, as applicable, shall procure that any such Associates or affiliates shall treat such information as confidential.

19.5	Limits on the use of confidential information

Each of CITIC and Able Star and SES and SES Finance hereby agrees that it will not use confidential information obtained as a shareholder in the Company, an indirect shareholder in AsiaSat, or directly or indirectly through its nominees or appointees to the board of directors or management of AsiaSat or the Company, to appropriate business opportunities at the expense or to the detriment of AsiaSat.

19.6	Disclosure to certain financial institutions

Nothing in this Clause 19 shall restrict the ability of SES and SES Finance to disclose to any financial institutions with a view to obtaining funds to it in relation to its shareholding in the Company such information concerning the Company, Able Star and the contents of this Agreement as SES shall reasonably consider necessary and appropriate.

20	Duration and Termination

Except as otherwise provided herein, this Agreement shall continue in full force and effect until the earlier of the following events:

20.1	CITIC, Able Star, SES and SES Finance agree in writing to terminate this Agreement; or

20.2	an effective resolution is passed or a binding order is made for the winding up of the Company,

provided, however, that this Agreement shall cease to have effect as regards any Shareholder who ceases to hold any Shares save for any provisions hereof which are expressed to continue in force thereafter.

21	Restrictions on the Shareholders

21.1	Restrictions

Each of CITIC and SES agrees for the benefit of the other (which also takes such benefit on behalf of the Company and its subsidiaries) that it will not and will procure that none of its subsidiaries will in any Relevant Capacity during the continuance of this Agreement directly or indirectly carry on any business which is of the same or similar type to the Business nor be concerned in any such business save through the holding or being interested in not more than 5 per cent. of the outstanding share capital of a company the shares of which are listed on any recognised stock exchange.

21.2	Reasonableness of Restrictions

CITIC and SES agree that they consider that the restrictions contained in this Clause 21 are no greater than is reasonable and necessary for the protection of the interests of the Company and each other but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

21.3	Interpretation

The following terms shall have the following meanings respectively in this Clause 21:-

21.3.1	Business means the provision of satellite transponder capacity from satellites positioned between the orbital slots of 50E to 150E;

21.3.2	Relevant Capacity means for its own account or for that of any person, firm or company (other than the Company) and whether through the medium of any company controlled by it (for which purpose there shall be aggregated with its shareholding or ability to exercise control the shares held or control exercised by any person connected with the relevant Shareholder) or as principal, partner, consultant or agent.

21.4	CITIC shall be entitled to waive any breach or prospective breach by SES and its subsidiaries of the provisions of Clause 21.1 after consultation with AsiaSat and SES shall be entitled to waive any breach or prospective breach by CITIC and its subsidiaries of the provisions of Clause 21.1 after consultation with AsiaSat.

22	Notices

All notices, statements, demands, requirements or other communications and documents required or permitted to be given, served or delivered to any party under this Agreement (a Communication) shall be in writing in the English language and shall be either delivered by hand (including, without limitation, delivery by courier) or sent by prepaid certified or registered mail (airmail in the case of all international Communications), with return receipt requested, to that party at its address stated below or sent by facsimile machine to its facsimile number stated below or to such other address or facsimile number as that party may from time to time have notified the other party as being its address or facsimile number for the purposes of this Agreement to the exclusion of all previously applicable addresses and facsimile numbers. A Communication once given, served or delivered shall be irrevocable without the consent of the recipient which may be given or withheld in its absolute discretion. A Communication shall be deemed to have been given, served or delivered:

22.1	if delivered by hand (including, without limitation, delivery by courier), upon delivery;

22.2	if sent by mail, upon proof of receipt;

22.3	if sent by facsimile machine, one hour after its transmission if such time is during business hours in the place of its receipt or, if it is not, on the opening of business on the next succeeding business day in the place of its receipt subject, if sent by facsimile machine transmission, to its having in fact been received in legible form.

22.4	The addresses and facsimile numbers of the parties are as follows:

In the case of SES at:

L-6815 Château de Betzdorf
Luxembourg

Fax:	(352) 710 725-532

Attention:	Mr Roland Jaeger

In the case of CITIC at:

Capital Mansion
6 Xinyuan Nanlu
Chaoyang District
Beijing 100004
China

Fax:	(861) 6466 1186

Attention:	Mr Li Tong Zhou

In the case of the Company at:

Room 2118, Hutchison House
10 Harcourt Road
Hong Kong

Fax:	(852) 2861 1901

Attention:	Mr Ju Wei Min

In the case of Able Star at:

Room 2118 Hutchison House
10 Harcourt Road
Hong Kong

Fax:	(852) 2861 1901

Attention:	Mr Ju Wei Min

In the case of SES Finance at:

L-6815 Château de Betzdorf
Luxembourg

Fax:	(352) 710 725-532

Attention:	Mr Roland Jaeger

23	Miscellaneous

23.1	Costs

Each Shareholder shall bear the costs and expenses incurred by it in connection with the preparation, negotiation and execution of this Agreement and all other agreements and documents referred to in this Agreement.

23.2	Conflict with Memorandum and Articles

In the event of any ambiguity or discrepancy between the provisions of this Agreement and the Memorandum and Articles, it is the intention that the provisions of this Agreement shall prevail and accordingly the parties shall exercise all voting and other rights and powers available to them so as to give effect to the provisions of this Agreement and shall further, if necessary, procure any required amendment to the Memorandum and Articles.

23.3	Assignment and adherence

(a)	This Agreement shall be binding on the parties hereto and their respective successors and assigns.

(b)	None of the parties hereto shall be entitled to assign this Agreement or any of its rights or obligations under this Agreement.

(c)	As a condition to any Qualifying Subsidiary becoming a Shareholder pursuant to Clause 9.2, the transferring Shareholder shall procure that such Qualifying Subsidiary adheres to this Agreement by executing (and delivering to the other parties to this Agreement) a deed of adherence substantially in the form set out in Schedule 2.

23.4	Time of the essence

Time shall be of the essence as regards the provisions of this Agreement, both as regards the times and periods mentioned herein and as regards any times or periods which may, by agreement between the parties, be substituted for them.

23.5	Entire agreement - amendments to be in writing

This Agreement (including the Schedules) together with the other written documents and agreements entered into on the date hereof or on the Completion Date constitute the entire agreement between the parties and save as otherwise expressly provided no modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement and duly signed by or on behalf of the parties hereto.

23.6	Remedies

No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more of such remedies by any of the parties hereto shall not constitute a waiver by such party of the right to pursue any other available remedy.

23.7	Equitable relief

Without prejudice to any other rights or remedies which may be available to any party, each of the Shareholders acknowledges that damages would not be an adequate remedy for any breach on its part of obligations incumbent on it under this Agreement and, accordingly, that the other Shareholders shall be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of any such obligations by it and that no proof of special damages shall be necessary for the enforcement of this Agreement.

23.8	Severance

If any provision of this Agreement or part thereof is rendered void, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

23.9	No partnership

Nothing in this Agreement shall be deemed to constitute a partnership between the parties hereto nor constitute any party the agent of any other party for any purpose.

23.10	Parties to effect Agreement

Each of the parties to this Agreement shall cooperate with the others and shall execute and deliver to the others such other instruments and documents and take such other action as may reasonably be requested from time to time in order to carry out, evidence and confirm their respective rights and the intended purpose of this Agreement.

24	Governing Law and Submission to Jurisdiction

24.1	Governing Law

This Agreement and the documents to be entered into pursuant to it shall be governed by and construed in accordance with English law.

24.2	Jurisdiction

All the parties irrevocably agree that the courts of England are to have non-exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement. All the parties irrevocably submit to the jurisdiction of such courts and waive any objection to proceedings in any such court on the ground of venue or on the ground that the proceedings have been brought in an inconvenient forum.

25	Appointment of Process Agent

25.1	SES irrevocably appoints Peregrine Nominees Limited now of Exchange House, Primrose Street, London EC2A 2HS, United Kingdom as its agent to accept service of process in England in any legal action or proceedings arising out of or in connection with this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the SES. If such process agent ceases to be able to act as such or to have an address in England, SES irrevocably agrees to appoint a new process agent in England acceptable to the other parties and to deliver to other parties within 14 days a copy of a written acceptance of appointment by the process agent.

25.2	CITIC irrevocably appoints Hackwood Secretaries Limited now of One Silk Street, London, EC2Y 8HQ, United Kingdom as its agent to accept service of process in England in any legal action or proceedings arising out of or in connection with this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by CITIC. If such process agent ceases to be able to act as such or to have an address in England, CITIC irrevocably agrees to appoint a new process agent in England acceptable to the other parties and to deliver to other parties within 14 days a copy of a written acceptance of appointment by the process agent.

25.3	The Company irrevocably appoints Hackwood Secretaries Limited now of One Silk Street, London EC2Y 8HQ, United Kingdom as its agent to accept service of process in England in any legal action or proceedings arising out of or in connection with this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the Company. If such process agent ceases to be able to act as such or to have an address in England, the Company irrevocably agrees to appoint a new process agent in England acceptable to the other parties and to deliver to other parties within 14 days a copy of a written acceptance of appointment by the process agent.

25.4	SES Finance irrevocably appoints Peregrine Nominees Limited now of Exchange House, Primrose Street, London EC2A 2HS, United Kingdom as its agent to accept service of process in England in any legal action or proceedings arising out of or in connection with this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the SES Finance. If such process agent ceases to be able to act as such or to have an address in England, SES Finance irrevocably agrees to appoint a new process agent in England acceptable to the other parties and to deliver to other parties within 14 days a copy of a written acceptance of appointment by the process agent.

25.5

Able Star irrevocably appoints Hackwood Secretaries Limited now of One Silk Street, London, EC2Y 8HQ, United Kingdom as its agent to accept service of process in England in any legal action or proceedings arising out of or in connection with this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by Able Star. If such process agent ceases to be able to act as such or to have an address in England, Able Star irrevocably agrees to appoint a new process agent in England acceptable to the other parties and to deliver to other parties within 14 days a copy of a written acceptance of appointment by the process agent.

25.6	Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.

In witness whereof this Agreement has been duly executed.

SIGNED by SOCIÉTÉ EUROPÉENNE DES SATELLITES S.A.

SIGNED by CHINA INTERNATIONAL TRUST AND INVESTMENT CORPORATION

SIGNED by BOWENVALE LIMITED

SIGNED by ABLE STAR ASSOCIATES LIMITED

SIGNED BY SES FINANCE S.A.

SCHEDULE 1

Basis on which certain rights accruing on or with respect to attributable AsiaSat Shares are to be passed through to,

or otherwise made available to, or exercised at the direction of,

the relevant Class of Shareholders

1	Distributions in kind

1.1	If the Company receives any dividend or other distribution by AsiaSat which is made not in cash but in specie or kind (whether consisting of shares in any subsidiary or associated or other undertaking or any other species of non-cash assets), the Company shall deal with such assets (the “Relevant Assets”) in accordance with the remaining provisions of this paragraph 1.

1.2	Subject to the remaining provisions of this paragraph 1, the Relevant Assets shall be distributed by the Company to the Shareholders Entitled as soon as practicable after being received by the Company.

1.3	Each Class may elect from time to time (by written notice given in accordance with Clause 4.4):

(a)	to postpone distribution of the proportion of the Relevant Assets otherwise due to such Class under paragraph 1.2 but no such postponement shall in any way affect the ultimate entitlement of such Class to the assets which would otherwise have been distributed to it; or

(b)	to require the Company to Dispose of the proportion of the Relevant Assets otherwise due to such Class and to distribute the net disposal proceeds to such Class in cash, all in accordance with paragraph 1.4

1.4	Following receipt of any notice given pursuant to paragraph 1.3(b) requiring the Company to Dispose of any Relevant Assets, the Company will cooperate to arrange such disposal on the basis stipulated by the relevant Class (and subject to any conditions stipulated by such Class) provided that:

(a)	the Company may not be required to assume any liability in connection with the disposal of any such Relevant Assets other than for costs of disposal of which the Company is entitled to claim reimbursement pursuant to paragraph 1.4(c);

(b)	in particular (and for the avoidance of doubt), the Company shall not be obliged to Dispose of any such Relevant Assets in circumstances which would or (in the reasonable opinion of the Company) might involve contravention of any applicable laws; and

(c)	all costs and expenses incurred by the Company in connection with any such disposal of Relevant Assets (including legal costs and any applicable taxes for which the Company is, or becomes, liable as a result of or in connection with such disposal) shall be for the account of the Class concerned and the relevant Shareholder shall ensure that the Company shall be reimbursed accordingly.

Whenever the Company Disposes of any Relevant Assets in accordance with the requirements of any particular Class pursuant to this paragraph 1.4, the net proceeds of disposal (after taking account of all the costs of disposal, including any applicable taxes) shall be distributed to the Shareholders Entitled as soon as practicable after being received by the Company (subject to the right of the relevant Class to elect to postpone such distribution pursuant to Clause 8.2.3) on the same basis as would apply in the case of any other cash dividend entitlement).

1.5	Every distribution by the Company to a Class pursuant to this paragraph 1 of Relevant Assets or (as the case may be) the net proceeds of disposal of any Relevant Assets shall be made by way of dividend or in such other manner as the Company and the Shareholders may agree in any particular case.

1.6	If the Company is required at any time under applicable laws to make any deduction or withholding from any such distribution:

(a)	the relevant distribution shall be made net of the applicable deduction or withholding (but subject always to paragraph 1.3(a)); and

(b)	in the case of any distribution of Relevant Assets, the Company may Dispose of all or such proportion of the Relevant Assets as the Company deems necessary and practicable in order to realise sufficient cash proceeds to meet any obligation to account to any revenue authority or other person for the amount required to be so deducted or withheld; and

(c)	the Company shall remit to the appropriate revenue authority or other person all amounts required to be so remitted with respect to the amount so deducted or withheld.

1.7	For the avoidance of doubt, a distribution in specie does not include a scrip dividend (scrip dividends being covered by paragraphs 2 and 3 below).

2	Entitlements to bonus shares arising under reorganisations of AsiaSat’s issued share capital

2.1	If and when any new AsiaSat Shares (“Bonus Shares”) are issued to the Company from time to time by way of capitalisation issue or “bonus issue” and by reference to or with respect to the AsiaSat Shares held by the Company as at the applicable Record Date, such Bonus Shares shall be assets of the Company but, for the purposes of this Agreement, shall be allocated and attributed to and amongst the Shareholders Entitled in proportion to the Shareholders’ respective shareholdings in the Company. All Bonus Shares shall be treated as attributable to each Class accordingly.

2.2	The issue to the Company of any other fully-paid securities of AsiaSat by reference to or with respect to the AsiaSat Shares held by the Company as at the applicable Record Date, and otherwise than for new money, shall be treated in the same way (and shall have the same effect as between the respective Shareholders) as an issue of Bonus Shares. For the purposes of this paragraph 2.2:

(a)	a “fully-paid” security includes any security the holding of which neither creates nor carries any obligation (present or future, actual or contingent) to make any payment or other contribution to the assets of AsiaSat or any other person: in this context, a security the consideration for the issue of which is fully-paid (or credited as fully-paid) but which requires the holder thereof to make a payment to exercise the rights conferred thereby shall nevertheless be treated as a fully-paid security for this purpose provided that the holder is under no obligation to exercise such rights; and

(b)	the term “new money” includes any form of consideration in money or money’s worth.

Accordingly, this paragraph would apply to (among other things) a bonus issue of fully paid debentures or subscription warrants (provided, in the case of subscription warrants, that the Company has the right not to exercise the same if it so decides and without incurring any penalty or other liability if it should so decide). However, nil-paid or partly-paid shares provisionally allotted under a rights issue are not fully-paid securities. Rights issues are provided for in paragraph 4 below.

2.3	Following any reorganisation of or involving the issued share capital of AsiaSat, all shares and/or other securities, and all other assets:

(a)	which derive from AsiaSat Shares held by the Company as at the applicable Record Date; and

(b)	to which the Company becomes entitled as a result of such Reorganisation otherwise than for new money (to be interpreted in the same way as for the purposes of paragraph 2.2 above),

shall be assets of the Company but, for the purposes of this Agreement, shall be allocated and attributed to and amongst the Shareholders Entitled in proportion to the Shareholders’ respective shareholdings in the Company. All such shares and/or other securities, and all other such assets so deriving shall be treated as attributable to each Class accordingly.

2.4	Following any reorganisation of or involving the issued share capital of AsiaSat, the Shareholders will, so far as they may be able so to do (and so far as may be practicable), cooperate to bring about an appropriate reorganisation of the Company’s issued share capital in order to ensure, so far as may be possible and practicable, that the issued share capital of the Company mirrors exactly (in terms of the number of Shares in issue) the AsiaSat Shares held by the Company for the time being and from time to time as contemplated by Clause 4.3.

2.5	If for any reason it is not possible or practicable to effect such a corresponding reorganisation of the Company’s issued share capital, this shall not in any way affect the principle that all Bonus Shares and/or other shares and/or other securities, and all other assets deriving from AsiaSat Shares held by the Company as at the applicable Record Date and to which (in any such case) the Company becomes entitled as a result of any reorganisation of or involving the issued share capital of AsiaSat, shall, for the purpose of this Agreement, be allocated and attributed in appropriate proportions to and amongst the Shareholders in accordance with paragraphs 2.1 to 2.3 (inclusive) above.

3	Scrip dividend elections and other alternatives

3.1	This paragraph 3 shall apply if and whenever AsiaSat shall at any time and/or from time to time offer (or cause to be offered) to the holders of its securities with respect to any dividend or other distribution, or proposed dividend or other distribution, (the “Relevant Distribution”) any option or other right to elect for the Relevant Distribution to be made or paid in any two or more forms or on any two or more alternative bases (each, an “Alternative”), whether this be:

(a)	in cash; and/or

(b)	by the issue to Shareholders Entitled of new fully-paid share; and/or

(c)	in any other form.

3.2	On each occasion on which an Alternative is offered to the Company with respect to the AsiaSat Shares held by the Company as at the applicable Record Date, the Company shall seek to ensure that it duly elects to receive available Alternatives in accordance with the unanimous wishes of the Shareholders as a whole, and not individually as Classes to which such AsiaSat Shares are attributable as at the applicable Record Date.

3.3	In order to establish the relevant wishes of each Class with respect to the Alternatives offered with respect to the AsiaSat Shares attributable to such Class as at the applicable Record Date, the Company shall, as soon as practicable after it receives notice from AsiaSat or otherwise becomes aware of the availability of any Alternative, inform each of the Shareholders of the availability of such Alternative. Each such notification to the Shareholders shall be verbal in the first instance (in the interests of expediency) but shall be confirmed in writing as soon as practicable.

3.4	Each notification to the Shareholders referred to in paragraph 3.3 shall confirm (among other things):

(a)	the nature of the relevant Alternative (so far as then known to the Company); and

(b)	the latest date (and, if applicable, the latest time on such date) on which an election for any Alternative may validly be made in accordance with the terms on which such Alternative is offered (the “Final Election Date”).

3.5	Each Class of ‘X’ and ‘Y’ Ordinary Shares may request the Company to elect for one or more available Alternatives offered with respect to the AsiaSat Shares attributable to such Class as at the applicable Record Date by giving written notice to the Company to that effect in accordance with Clause 4.4. However, it is acknowledged that the Company may only make an election for one Alternative in respect of all of the Classes, for the benefit of the Shareholders of both Classes as a single body. In the event that the election of an Alternative, or combination of Alternatives, by each Class of ‘X’ and ‘Y’ Ordinary Shares is not identical then the Company shall abstain absolutely from making any election of an Alternative and shall instead receive such Relevant Distribution in such form as may be determined by AsiaSat as the default form of the Relevant Distribution to be distributed to other shareholders of AsiaSat who do not deliver any valid election to AsiaSat on or before the Final Election date. The Class of Special Shares shall be deemed to have made the same election as the Class of ‘X’ Ordinary Shares.

3.6	Subject to each Class of ‘X’ and ‘Y’ Ordinary Shares duly communicating its wishes with respect to the relevant Alternative to the Company by 5.00 p.m. Hong Kong time on the fourth business day prior to the Final Election Date the Company shall (so far as it is able so to do) do everything necessary to ensure that the appropriate election is made (and all other appropriate steps are taken) in order that the Company duly elects for the Alternative chosen and agreed upon by the Shareholders as a whole.

3.7	If either Class of ‘X’ and ‘Y’ Ordinary Shares fails to communicate its wishes to the Company by 5.00 p.m. Hong Kong time on the fourth business day prior to the Final Election Date, all the Shareholders of that Class shall be deemed to have expressed the wish to elect for the Alternative which will (under the terms on which the Alternative is offered) apply to other shareholders of AsiaSat who do not deliver any valid election to AsiaSat (or its appointed agent) on or before the Final Election Date.

3.8	All shares and/or other securities and all other assets:

(a)	which derive from AsiaSat Shares held by the Company as at the applicable Record Date; and

(b)	to which the Company becomes entitled pursuant to any Alternative and otherwise than for new money (to be interpreted in the same way as for the purposes of paragraph 2.2 above),

shall be assets of the Company and shall be allocated and attributed to and amongst the Shareholders Entitled in proportion to the Shareholders’ respective shareholdings in the Company. All such shares and/or other securities, and all other such assets so deriving, shall be treated as attributable to each Class accordingly.

3.9	Paragraphs 2.4 and 2.5 shall also apply mutatis mutandis if and to the extent that an Alternative results in the issue of additional AsiaSat Shares to the Company.

3.10	This paragraph 3 applies to Alternatives with respect to all forms of Relevant Distribution, including any distribution made or proposed to be made out of contributed surplus or otherwise of a capital nature.

4	Rights to subscribe for further AsiaSat Shares: rights entitlements generally

4.1	This paragraph 4 shall apply if and whenever AsiaSat shall at any time and/or from time to time offer (or cause to be offered) to the holders of its securities any rights (collectively referred to below as “Rights”):

(a)	to subscribe for additional shares in or other securities of AsiaSat; or

(b)	of any other nature to subscribe for or acquire any other asset for new money (to be interpreted in the same way as for the purposes of paragraph 2.2 above).

4.2	On each occasion on which the Company is offered Rights with respect to AsiaSat Shares held by the Company as at the applicable Record Date, the Company shall seek to ensure that (subject to the remaining provisions of this Schedule) such Rights shall be exercised (or, as appropriate, that the Company refrains from exercising such Rights) in accordance with the unanimous wishes of the Shareholders as a whole, and not individually as Classes.

4.3	In order to establish the relevant wishes of each Class with respect to the Rights offered with respect to the AsiaSat Shares attributable to such Class as at the applicable Record Date (referred to below in relation to each Class as “such Class’s Rights”), the Company shall, as soon as practicable after it receives notice from AsiaSat or otherwise becomes aware of the availability of such Rights, inform each of the Shareholders of the availability of such Rights. Each such notification to the Shareholders shall be verbal in the first instance (in the interests of expediency) but shall be confirmed in writing as soon as practicable.

4.4	Each notification to the Shareholders referred to in paragraph 4.3 shall confirm (among other things):

(a)	the nature of the relevant Rights (so far as then known to the Company);

(b)	the latest date (and, if applicable, the latest time on such date) on which an election to exercise such Rights may validly be made in accordance with the terms on which such Rights are offered (the “Final Acceptance Date”); and

(c)	the latest date (and, if applicable, the latest time on such date) for the disposal of nil-paid Rights or any other relevant action such as the splitting of provisional allotment letters (the “Latest Relevant Time”).

4.5	If a Class wishes the Company to exercise such Class’s Rights in whole or in part or to Dispose (in whole or in part) of such Class’s Rights and/or to take any other relevant action with respect to such Class’s Rights such as the splitting of provisional allotment letters or, alternatively, to refrain from exercising such Class’s Rights in whole or in part (so that such unexercised Rights are dealt with in accordance with the terms on which such Rights are offered), then, such Class shall give written notice to the Company to this effect in accordance with paragraph 4.6. However, it is acknowledged that consistent with paragraph 4.2 above, the Company may only exercise the Rights uniformly in one and the same manner for the benefit of the Shareholders of all the Classes as a whole. The wishes of the ‘X’ Ordinary Shares Class shall be deemed to be the wishes of the Special Shares Class. In the event that the wishes of the ‘X’ and ‘Y’ Ordinary Shares Classes in respect of the exercise of Class Rights are not identical then the Company shall abstain absolutely from the exercise of any Class Rights.

4.6	In order to be effective, any notice to the Company pursuant to paragraph 4.5 requesting the Company to deal with the Rights must be received by the Company no later than 5.00 p.m. Hong Kong time on the fourth business day prior to the Final Acceptance Date.

4.7	Subject to the each Class duly communicating its requirements with respect to such Class’s Rights by no later than 5.00 p.m. Hong Kong time on the fourth business day prior to the Final Acceptance Date or, as the case may be, any other applicable Latest Relevant Time, the Company shall (so far as it is able so to do) do everything necessary to give effect to the wishes of the relevant Class.

4.8	If either the ‘X’ or ‘Y’ Ordinary Shares Class fails to give valid and effective written notice to the Company of its wishes with respect to such Class’s Rights in accordance with paragraphs 4.5 and 4.6, then it is acknowledged that the Company shall abstain absolutely from the exercise of any Rights such that all of the Rights shall be left to lapse.

4.9	If Rights are duly exercised in accordance with this paragraph 4, all shares and/or other securities and/or other assets:

(a)	which derive from AsiaSat Shares held by the Company as at the applicable Record Date; and

(b)	to which the Company becomes entitled pursuant to the exercise of such Rights,

shall be assets of the Company but, for the purposes of this Agreement, shall be allocated and attributed to and amongst the Shareholders Entitled in proportion to the Shareholders’ respective shareholdings in the Company. All such shares and/or other securities and all other such assets so deriving shall be treated as attributable to each of the Classes.

4.10	In the event Rights are duly exercised in accordance with this paragraph 4 the Shareholders shall be entitled to require that the funds provided by them to the Company in order to exercise such Rights be treated as subscription moneys for further Shares on the basis that the Company shall be required to issue one further Share of each relevant Class in respect of every two further AsiaSat Shares acquired pursuant to the exercise of such Rights.

4.11	If and to the extent that the Rights shall be Disposed of the proceeds of disposal shall be treated as a cash dividend payable on the AsiaSat Shares from which such Rights derive and Clause 8 shall apply accordingly.

4.12	All costs and expenses (including, if and to the extent applicable but without limitation, brokers’ commission and any legal costs) incurred by the Company in connection with any disposal of Rights shall be for the account of each Class in proportion to the Shareholders’ respective shareholdings in the Company and the Shareholders shall ensure that the Company shall be reimbursed and indemnified accordingly.

SCHEDULE 2

Form of Deed of Adherence

THIS DEED is dated [•] and is made BETWEEN:

(1)	SOCIÉTÉ EUROPÉENNE DES SATELLITES S.A., a company incorporated in Luxembourg whose registered office is situated at L-6815 Château de Betzdorf, Luxembourg (“SES”);

(2)	CHINA INTERNATIONAL TRUST AND INVESTMENT CORPORATION, an enterprise established under the laws of the People’s Republic of China whose registered office is at Capital Mansion, 6 Xinyuan Nan Road, Chaoyang District, Beijing 100004, People’s Republic of China (“CITIC”);

(3)	BOWENVALE LIMITED, a company incorporated in the British Virgin Islands whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Company”);

(4)	[Names of existing Shareholders] (collectively, the “Shareholders”); and

(5)	[Name of new Shareholder], a company incorporated in [•] whose registered office is at [ ] (the “New Shareholder”).

WHEREAS:

(A)	Each of the parties mentioned above other than the New Shareholder is party to a shareholders’ agreement relating to the Company dated [•] December 1998 (the “Agreement”).

(B)	Shareholder holding [‘X’/’Y’/Special] Shares propose to transfer all of such [‘X’/’Y’/Special] Shares to the New Shareholder pursuant to Clause 9.2 of the Agreement and the New Shareholder proposes to accept such transfer and thereby to become a Shareholder.

(C)	This Deed is to be entered into in accordance with the requirements of Clause 23.3 (c) of the Agreement.

(D)	Words and expressions defined in the Agreement have the same meaning where used in this Deed.

NOW IT IS HEREBY AGREED as follows:-

1	This Deed is conditional on completion of the transfer to the New Shareholder of [‘X’/’Y’/Special] Shares as contemplated in Recital (B).

2	Subject to satisfaction of the condition precedent referred to in Clause 1 above:-

(i)	the New Shareholder hereby undertakes with each of the parties to the Agreement to be bound by and to comply at all times with all obligations imposed by the Agreement on (or otherwise contemplated by the Agreement to be observed by) Shareholders of the relevant Class and [name of existing Shareholder]; and

(ii)	the Agreement is hereby amended so that all references to [name of existing Shareholder] become references to [New Shareholder].

IN WITNESS whereof the New Shareholder has caused this instrument to be duly executed as a Deed on the date stated hereinabove.